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                                                                      Exhibit 15

                               SECOND AMENDMENT
                        TO SECOND AMENDED AND RESTATED
                         REINSURANCE POOLING AGREEMENT


     WHEREAS, the undersigned parties (Participants) entered into the above-captioned agreement (Agreement) on December 14, 1992 and executed an amendment thereto on February 18, 1993;

     WHEREAS, pursuant to Section 8.1 of the Agreement, the Participants desire to enter into a second amendment thereto; and

     WHEREAS, on December 13, 1994, the terms of the amendment set out hereinbelow were approved by the board of directors of each Participant and by the Coordinating Committee;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Participants hereby agree that, effective January 1, 1995, Section 2.1 of the Agreement shall be deleted in its entirety and replaced with the following:

     Section 2.1. This Agreement shall be effective at 12:01 a.m., January 1, 1993, and shall continue in force as to each party hereto until terminated as provided herein. Termination of any party's participation in the Agreement prior to December 31, 2004 shall require Coordinating Committee (as defined in Section 1.16) approval. Termination of any party's participation in the Agreement effective on or at any time after December 31, 2004 may be effected by delivery of notice, pursuant to Article XVI hereof, to each of the other parties setting forth the date upon which such party intends to terminate its participation. Any such notice of intent to terminate on or at anytime after December 31, 2004 must be given at least sixty months prior to the date of termination set forth therein.

The parties further agree than, effective January 1, 1995, the following sentence shall be added to the end of Section 3.7 of the Agreement:

     The Administration Fee shall be subject to renegotiation by the parties at any time during the term of the Agreement upon at lease sixty months notice, pursuant to Article XVI hereof, by any party to the others.

     IN WITNESS HEREOF, the undersigned parties hereto have executed this amendment on the 10th day of February, 1995.


ALLIED Mutual Insurance Company            AMCO Insurance Company


By: /s/ Douglas L. Andersen                By: /s/ Douglas L. Andersen
   ---------------------------                ---------------------------
   Douglas L. Andersen                        Douglas L. Andersen
   President                                  President


ALLIED Property & Casualty                 Depositors Insurance Company
   Insurance Company

By: /s/ Douglas L. Andersen                By: /s/ Douglas L. Andersen
   ---------------------------                ---------------------------
   Douglas L. Andersen                        Douglas L. Andersen
   President                                  President